CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
OF
STARCOM WIRELESS NETWORKS, INC.

       Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware ("GCL"), the undersigned being the President and Secretary of StarCom Wireless Networks, Inc. (the "Company" or the "Corporation") hereby affirm and certify that the following Amendment to the Certificate of Incorporation of the Company has been approved by action of the Board of Directors and the shareholders of the Company in accordance with the provisions of Sections 141(f) and 228, respectively, of the GCL and have been duly adopted in accordance with the provisions of Section 242 of the GCL, and that the following Amendment is in full force and effect.

Article I of the Company's Certificate of Incorporation is hereby amended in its entirety to provide as follows:

       The name of the corporation shall be "SkyLynx Communications, Inc."

       IN WITNESS WHEREOF, said SkyLynx Communications, Inc., f/k/a StarCom Wireless Networks, Inc. has caused this Certificate of Amendment to Certificate of Incorporation to be duly executed by its President and attested by its Secretary , this 25th day of August, 2003.
SkyLynx Communications, Inc., f/k/a
StarCom Wireless Networks, Inc.
ATTEST:
/s/ Kenneth L. Marshall	By: /s/ Gary L. Brown
Kenneth L. Marshall, Secretary	Gary L.Brown, President